Exhibit 99.1

Assurant Reports Fourth Quarter and Full-Year 2014 Financial Results

4Q 2014 Net Operating Income of $63.0 million, $0.87 per diluted share

Full-Year 2014 Net Operating Income of $439.0 million, $6.00 per diluted share

4Q 2014 Net Income of $49.8 million, $0.69 per diluted share

Full-Year 2014 Net Income of $470.9 million, $6.44 per diluted share

•	9.7 percent operating ROE in 2014, excluding AOCI

•	9.0 percent growth in book value per diluted share in 2014, excluding AOCI

•	15.8 percent growth in net earned premiums and fees year-over-year

•	$560 million of corporate capital at year-end

NEW YORK, Feb. 12, 2015 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the fourth quarter and full-year ended Dec. 31, 2014.

“We are disappointed in weaker than expected fourth quarter results. Additional actions are being implemented across Assurant to improve profitability as we align resources to support strategic growth in mobile, mortgage solutions and other targeted areas,” said Assurant’s President and CEO Alan B. Colberg. “Throughout Assurant, we remain focused on generating sustained out-performance for our customers, employees and shareholders by executing on our strategy to capitalize on macro trends and consumer insights, increase operational efficiency and maintain disciplined capital management.”

Fourth Quarter 2014 Consolidated Results

•	Net operating income[1] decreased to $63.0 million, or $0.87 per diluted share, compared to fourth quarter 2013 net operating income of $106.0 million, or $1.42 per diluted share. Strong mobile results at Assurant Solutions were offset by increased claims at Assurant Health and the anticipated normalization of lender-placed insurance at Assurant Specialty Property. Fourth quarter also includes an $8.1 million reduction in the amortization of deferred gain on disposal of businesses compared to a $2.6 million benefit in fourth quarter 2013.

•	Net income decreased to $49.8 million, or $0.69 per diluted share, compared to fourth quarter 2013 net income of $108.8 million, or $1.46 per diluted share due to the factors noted above. Results also were affected by a $19.4 million net loss on the sale of Assurant Specialty Property’s general agency business and associated insurance carrier, American Reliable Insurance Company (ARIC), and a $6.8 million change in tax liabilities. After-tax net realized gains on investments were $11.3 million, compared to after-tax net realized gains of $2.8 million in fourth quarter 2013.

•	Net earned premiums, fees and other income increased to $2.5 billion, compared to $2.2 billion in fourth quarter 2013 reflecting growth at Assurant Health, Assurant Solutions and Assurant Employee Benefits. Fee income increased in the quarter due to contributions from mobile protection programs and Field Asset Services, StreetLinks and eMortgage Logic acquisitions, which now comprise Assurant Specialty Property’s mortgage solutions business.

•	Net investment income decreased slightly to $158.9 million, compared to $161.2 million in fourth quarter 2013 due to lower investment yields.

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Full-Year 2014 Consolidated Results

•	Net operating income decreased to $439.0 million, or $6.00 per diluted share, compared to $466.5 million, or $6.01 per diluted share in 2013. Declines at Assurant Specialty Property and Assurant Health were offset by improved results at Assurant Solutions and Assurant Employee Benefits as well as lower corporate expenses.

•	Net income decreased to $470.9 million, or $6.44 per diluted share, compared to $488.9 million, or $6.30 per diluted share in 2013, due to the factors noted above. Full-year 2014 results include $39.5 million of net realized gains on investments, a $14.0 million benefit related to a change in tax liabilities and reflect a $19.4 million net loss on the sale of ARIC.

•	Net earned premiums, fees and other income were $9.7 billion, up 15.8 percent compared to $8.3 billion in 2013, reflecting growth across all business segments. Fee income increased due to additional contributions from mobile programs and mortgage solutions acquisitions.

•	Net investment income increased to $656.4 million from $650.3 million in 2013, primarily due to additional investment income from real estate joint venture partnerships.

Reconciliation of Net Operating Income to Net Income

(UNAUDITED)	4Q	4Q	12 Months	12 Months
(dollars in millions, net of tax)	2014	2013	2014	2013
Assurant Solutions	$58.1	$22.6	$218.9	$125.2
Assurant Specialty Property	71.0	107.8	341.8	423.6
Assurant Health	(36.8)	0.6	(63.7)	5.9
Assurant Employee Benefits	7.2	10.8	48.7	34.6
Corporate and other	(19.4)	(25.2)	(67.7)	(82.9)
Amortization of deferred gain on disposal of businesses	(8.1)	2.6	(1.0)	10.6
Interest expense	(9.0)	(13.2)	(38.0)	(50.5)

Net operating income	63.0	106.0	439.0	466.5

Adjustments:
Net realized gains on investments	11.3	2.8	39.5	22.4
Loss on divested business (a)	(19.4)	—	(19.4)	—
Change in tax liabilities	(6.8)	—	14.0	—
Change in derivative investment	1.7	—	(2.2)	—

Net income	$49.8	$108.8	$470.9	$488.9

(a)	Assurant Specialty Property, a reporting segment of Assurant, Inc., completed the sale of its general agency business and associated insurance carrier, American Reliable Insurance Company with the corresponding net loss on sale recorded in consolidated net income in the fourth quarter.

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last eight quarters on page 20 of the Company’s Financial Supplement, is located in the Investor Relations section of www.assurant.com.

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Assurant Solutions

(in millions)	4Q14	4Q13	% Change	12M14	12M13	% Change
Net operating income	$58.1	$22.6	157%	$218.9	$125.2	75%
Net earned premiums, fees and other	$1,000.0	$848.1	18%	$3,796.7	$3,184.1	19%

•	Net operating income increased in fourth quarter and for full-year 2014. Results reflect growth in mobile and expense savings. Fourth quarter 2013 results included $10.0 million of restructuring charges and changes in tax liabilities. Full-year 2014 included a $2.7 million software impairment charge, compared to $6.9 million of disclosed items related to restructuring costs and changes in tax liabilities in 2013.

•	Net earned premiums, fees and other income increased in fourth quarter and full-year 2014. Results primarily reflect continued growth in mobile subscribers. Domestic premiums also reflect growth at a large service contract client, as well as contributions from vehicle service contracts. Fee income grew primarily due to mobile client marketing programs.

•	Domestic combined ratio for the quarter improved to 92.9 percent, compared to 97.6 percent in fourth quarter 2013, primarily reflecting improved loss experience and increased fee income from the mobile business. Fourth quarter 2013 results included a $4.4 million restructuring charge.

For full-year 2014, the domestic combined ratio improved to 93.3 percent, compared to 97.9 percent in 2013, due to growth in mobile and savings realized from previously implemented expense actions.

•	International combined ratio improved to 103.4 percent for the quarter, compared to 105.6 percent in fourth quarter 2013. Fourth quarter 2013 results included an $11.3 million restructuring charge related to the integration of Lifestyle Services Group acquired in 2013. Excluding disclosed items, the international combined ratio increased in fourth quarter 2014, primarily due to additional legal expenses.

Full-year 2014 improved to 101.5 percent, compared to 102.8 percent in 2013, due to the factors noted above.

Assurant Specialty Property

(in millions)	4Q14	4Q13	% Change	12M14	12M13	% Change
Net operating income	$71.0	$107.8	(34)%	$341.8	$423.6	(19)%
Net earned premiums, fees and other	$686.5	$703.3	(2)%	$2,807.1	$2,513.2	12%

•	Net operating income decreased in fourth quarter and full-year 2014. Lower lender-placed insurance placement and premium rates, higher non-catastrophe losses and the previously disclosed loss of client business affected results in the fourth quarter. Both fourth quarter 2014 and fourth quarter 2013 did not include any reportable catastrophe losses.

Full-year 2014 results decreased due to lower placement and premium rates and higher non-catastrophe losses. Results also include $18.5 million in reportable catastrophe losses compared to $19.2 million in 2013. Full-year 2013 results included a $14.0 million regulatory settlement.

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•	Net earned premiums, fees and other income decreased in the quarter, primarily due to declining lender-placed insurance premiums. Lower placement and premium rates and the previously disclosed loss of client business in lender-placed insurance contributed to the decline. Fee income increased due to mortgage solutions acquisitions.

Full-year 2014 net earned premiums, fees and other increased, primarily due to the previously disclosed discontinuation of a lender-placed insurance quota share arrangement and fee income from the mortgage solutions acquisitions. Lower lender-placed placement and premium rates partially offset the increase.

•	Combined ratio increased in the quarter to 87.8 percent, compared to 79.5 percent in fourth quarter 2013. For the full-year, the combined ratio was 85.2 percent, compared to 77.9 percent in 2013. Results reflect higher non-catastrophe losses, lower lender-placed premium rates and higher mix of fee-based business.

Assurant Health

(in millions)	4Q14	4Q13	% Change	12M14	12M13	% Change
Net operating (loss) income	$(36.8)	$0.6	(6,717)%	$(63.7)	$5.9	(1,188)%
Net earned premiums, fees and other	$503.0	$416.7	21%	$1,985.5	$1,610.5	23%

Note: In 2014, ACA risk-mitigation programs were implemented to reduce the potential adverse impact to individual health insurers from health care reform provisions. Assurant Health is eligible to participate in the risk-adjustment program, which is based on each carrier’s risk relative to that of the market, as well as the reinsurance program. As of Dec. 31, 2014, estimated recoveries under these two programs totaled $399 million, based on claims submissions and available industry data.

•	Net operating loss in the quarter and full-year 2014 were driven by increased claims from Affordable Care Act (ACA) qualified policies. Results were partially offset by estimated recoveries from the ACA risk-mitigation programs as morbidity throughout the ACA market was higher than expected. Fourth quarter 2013 results include a $3.0 million restructuring charge. Full-year results included a $5.7 million tax liability increase related to the ACA, compared to a $10.2 million increase in 2013.

•	Net earned premiums, fees and other income increased in fourth quarter and full-year 2014 due to growth in individual major medical product sales. Quarterly results reflect $9 million in estimated recoveries from the ACA risk-adjustment program. Full-year results include $122 million in estimated recoveries from the ACA’s risk-adjustment program.

•	Sales increased in fourth quarter and full-year 2014. Quarterly results primarily reflect growth in sales of 2015-effective individual major medical policies during open enrollment under the ACA. Full-year results reflect growth in individual major medical sales during open enrollment and due to qualified life events.

Assurant Employee Benefits

(in millions)	4Q14	4Q13	% Change	12M14	12M13	% Change
Net operating income	$7.2	$10.8	(33)%	$48.7	$34.6	41%
Net earned premiums, fees and other	$269.4	$262.9	3%	$1,075.9	$1,038.0	4%

•	Net operating income decreased in fourth quarter 2014, primarily due to less favorable disability loss experience.

Full-year 2014 results improved due to favorable loss experience across all major product lines.

•	Net earned premiums, fees and other income increased in fourth quarter and full-year 2014 due to continued growth in voluntary products.

•	Sales decreased in fourth quarter and full-year 2014, primarily reflecting lower sales in employer-paid products.

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Corporate & Other

(in millions)	4Q14	4Q13	% Change	12M14	12M13	% Change
Net operating loss	$(19.4)	$(25.2)	23%	$(67.7)	$(82.9)	18%

•	Net operating loss decreased in fourth quarter 2014 and full-year 2014, primarily due to lower employee-related benefit costs and acquisition-related expenses.

Capital Position

•	Corporate capital stood at approximately $560 million as of Dec. 31, 2014. Deployable capital totaled approximately $310 million, excluding the Company’s $250 million risk buffer. The Company paid $162 million for four business acquisitions during the year, including $71 million for the acquisition of CWI Group in fourth quarter 2014.

For full-year 2014, the business segments paid approximately $453 million of dividends, net of infusions, to the holding company.

•	Share repurchases and dividends totaled $295.8 million for full-year 2014. Dividends to shareholders in 2014 totaled $77.5 million. During 2014, the Company repurchased 3.3 million shares, or 4.6 percent of its common stock outstanding at the end of 2013, at a cost of $218.3 million. Through Feb. 6, 2015, the Company repurchased an additional 529,100 shares for $34.7 million, with $452.0 million remaining in the current repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), was $4.6 billion at Dec. 31, 2014, up $218.9 million from Dec. 31, 2013.

•	Book value per diluted share[2], excluding AOCI, increased 9.0 percent to $64.82 at Dec. 31, 2014 from $59.48 at Dec. 31, 2013. AOCI increased $129.0 million to $555.8 million as of Dec. 31, 2014, from $426.8 million at Dec. 31, 2013.

•	Operating return on average equity (ROE)[3], excluding AOCI, was 9.7 percent for full-year 2014 compared to full-year operating ROE, excluding AOCI, of 10.6 percent in 2013.

•	Total assets as of Dec. 31, 2014 were approximately $31.6 billion. The ratio of debt to total capital[4], excluding AOCI, decreased to 20.2 percent at Dec. 31, 2014 from 27.1 percent at Dec. 31, 2013, reflecting repayment of the February 2014 maturity debt. The ratio of invested assets to equity decreased to 2.7, compared to 2.9 from Dec. 31, 2013.

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Company Outlook

Based on current market conditions, for full-year 2015, the Company expects:

•	Assurant Solutions’ net earned premiums and fees and net operating income to approximate 2014 levels driven by continued growth from mobile and vehicle service contracts globally. Results to be affected by the loss of a domestic mobile tablet program, carrier marketing programs, declining volumes at certain domestic retailers and foreign exchange volatility.

•	Assurant Specialty Property’s net earned premiums and net operating income to decrease from 2014, reflecting normalization of lender-placed insurance business, previously announced loss of client business and the sale of ARIC. Initiatives to lower expenses in lender-placed insurance to generate net savings in the latter part of the year. Contributions from multi-family housing and mortgage solutions to partially offset the decline. Overall results to be affected by catastrophe losses.

•	Assurant Health’s net earned premiums and fees to increase compared to 2014 due to strong sales of individual major medical policies. Plan design and pricing changes implemented for 2015-effective policies and ongoing expense discipline to improve results. Results to vary based on claims development on ACA policies and estimated recoverables under risk mitigation programs.

•	Assurant Employee Benefits’ net earned premiums and fees to increase compared to 2014 due to growth in voluntary products. Continued expense management actions to offset pressures from lower investment income. Results to be affected by U.S. employment trends and capital market conditions.

•	Corporate & Other full-year net operating loss to decline to $60-65 million, reflecting expense reductions.

•	Capital to be deployed on share repurchases, common stock dividends, investments in the business and strategic acquisitions, subject to market conditions and legal requirements. Business segment dividends to Corporate to approximate segment net operating income and to be subject to the growth of the businesses, rating agency and regulatory capital requirements as well as investment performance.

Earnings Conference Call

•	The fourth quarter and full-year 2014 earnings conference call and webcast to be held on Friday, Feb. 13, 2015 at 9:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America, Latin America, Europe and other select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and build leadership positions in a number of specialty insurance market segments. Assurant businesses provide mobile device protection; debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; lender-placed homeowners insurance; property, appraisal, preservation and valuation services; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

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Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $32 billion in assets and $10 billion in annual revenue. Assurant has approximately 17,500 employees worldwide and is headquartered in New York’s financial district. For more information on Assurant, please visit www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:

Vera Carley

Assistant Vice President, External Communication

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contact:

Suzanne Shepherd

Assistant Vice President, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of premium rates or increases in expenses, including claims, commissions, fines, penalties or other expenses;

(ii)	loss of significant client relationships or business, distribution sources and contracts;

(iii)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(iv)	potential variations between the final risk adjustment amount, as determined by the U.S. Department of Health and Human Services under the Affordable Care Act, and the Company’s estimate;

(v)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our business and reputation;

(vi)	current or new laws and regulations that could increase our costs and decrease our revenues;

(vii)	significant competitive pressures in our businesses;

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(viii)	failure to attract and retain sales representatives or key managers;

(ix)	losses due to natural or man-made catastrophes;

(x)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(xi)	deterioration in the Company’s market capitalization compared to its book value that could result in an impairment of goodwill;

(xii)	risks related to our international operations, including fluctuations in exchange rates;

(xiii)	data breaches compromising client information and privacy;

(xiv)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xv)	failure to find and integrate suitable acquisitions and new ventures;

(xvi)	cyber security threats and cyber attacks;

(xvii)	failure to effectively maintain and modernize our information systems;

(xviii)	failure to predict or manage benefits, claims and other costs;

(xix)	uncertain tax positions and unexpected tax liabilities;

(xx)	inadequacy of reserves established for future claims;

(xxi)	risks related to outsourcing activities;

(xxii)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xxiii)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xxiv)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxv)	inability of reinsurers to meet their obligations;

(xxvi)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxvii)	inability of our subsidiaries to pay sufficient dividends;

(xxviii)	failure to provide for succession of senior management and key executives; and

(xxix)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our 2013 Annual Report on Form 10-K and our Third Quarter 2014 Form 10-Q, each as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

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(2)	Assurant uses book value per diluted share, excluding AOCI, as an important measure of the Company’s stockholders’ value. Book value per diluted share, excluding AOCI, equals total stockholders’ equity, excluding AOCI, divided by diluted shares outstanding. The Company believes book value per diluted share, excluding AOCI, provides investors a valuable measure of stockholders’ value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $72.61 and $65.24 as of Dec. 31, 2014 and Dec. 31, 2013, respectively, as shown in the reconciliation table below.

	4Q 2014	4Q 2013
Book value per diluted share (excluding AOCI)	$64.82	$59.48
Change due to effect of including AOCI	7.79	5.76

Book value per diluted share	$72.61	$65.24

(3)	Assurant uses operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. Operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI. The Company believes operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be GAAP ROE, defined as net income, for the period presented, divided by average stockholders’ equity for the period. Consolidated GAAP ROE for the 12 months ended Dec. 31, 2014 and 12 months ended Dec. 31, 2013 was 9.4 percent and 9.8 percent, respectively, as shown in the following reconciliation table.

	12 Months 2014	12 Months 2013
Annual operating return on average equity (excluding AOCI)	9.7%	10.6%
Net realized gains on investments	0.9%	0.5%
Loss on divested business	(0.4)%	—
Change in tax liabilities	0.3%	—
Change in derivative investment	0.0%	—
Change due to effect of including AOCI	(1.1)%	(1.3)%

Annual GAAP return on average equity	9.4%	9.8%

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(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of Dec. 31, 2014 and Dec. 31, 2013 was 18.4 percent and 25.3 percent, respectively, as shown in the following reconciliation table.

	4Q 2014	4Q 2013
Debt to total capital ratio (excluding AOCI)	20.2%	27.1%
Change due to effect of including AOCI	(1.8)%	(1.8)%

Debt to total capital ratio	18.4%	25.3%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

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Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three and Twelve Months Ended Dec. 31, 2014 and 2013

	4Q		12 Months
	2014	2013	2014	2013
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums	$2,142,137	$2,045,503	$8,632,142	$7,759,796
Fees and other income	316,955	185,604	1,033,805	586,730
Net investment income	158,854	161,178	656,429	650,296
Net realized gains on investments	17,201	4,261	60,783	34,525
Amortization of deferred gain on disposal of businesses	(12,455)	4,072	(1,506)	16,310

Total revenues	2,622,692	2,400,618	10,381,653	9,047,657

Benefits, losses and expenses
Policyholder benefits	1,123,995	967,389	4,405,333	3,675,532
Selling, underwriting, general and administrative expenses	1,394,573	1,234,326	5,173,788	4,504,691
Interest expense	13,778	20,366	58,395	77,735

Total benefits, losses and expenses	2,532,346	2,222,081	9,637,516	8,257,958

Income before provision for income taxes	90,346	178,537	744,137	789,699
Provision for income taxes	40,591	69,721	273,230	300,792

Net income	$49,755	$108,816	$470,907	$488,907

Net income per share:
Basic	$0.70	$1.48	$6.52	$6.38
Diluted	$0.69	$1.46	$6.44	$6.30

Dividends per share	$0.27	$0.25	$1.06	$0.96

Share data:
Basic weighted average shares outstanding	71,054,598	73,639,434	72,181,447	76,648,688

Diluted weighted average shares outstanding	72,104,349	74,713,082	73,152,010	77,654,764

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Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At Dec. 31, 2014 and Dec. 31, 2013

	December 31,	December 31,
	2014	2013
	(in thousands)

Assets
Investments and cash and cash equivalents	$15,450,108	$15,961,199
Reinsurance recoverables	7,254,585	5,752,134
Deferred acquisition costs	2,957,740	3,128,931
Goodwill	841,239	784,561
Assets held in separate accounts	1,906,237	1,941,747
Other assets	3,152,557	2,146,117

Total assets	$31,562,466	$29,714,689

Liabilities
Policyholder benefits and claims payable	$13,182,278	$12,035,943
Unearned premiums	6,529,675	6,662,672
Debt	1,171,079	1,638,118
Liabilities related to separate accounts	1,906,237	1,941,747
Deferred gain on disposal of businesses	100,817	99,311
Accounts payable and other liabilities	3,491,073	2,503,419

Total liabilities	26,381,159	24,881,210

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,625,540	4,406,649
Accumulated other comprehensive income	555,767	426,830

Total stockholders’ equity	5,181,307	4,833,479

Total liabilities and stockholders’ equity	$31,562,466	$29,714,689